Exhibit 3.3

Business Number E0037162017 - 4 Filed in the Office of Filing Number 20255335536 Secretary of State State Of Nevada Filed On 11/21/2025 8:37:00 AM Number of Pages 2

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Attachment to Certificate of Correction of Yijia Group Corp. 1. Authorized Shares. The total nwnber of shares of capital stock which the Corporation has authority to issue is 210,000,000 consisting of: a. 200,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"); and b. I 0,000,000 shares of initially undesignated Preferred Stock, par value $0.00 I per share ("Blank Check Preferred Stock"). ME I159086280 .v I

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